Exhibit 99.1

Noodles & Company Announces Third Quarter 2015 Financial Results

BROOMFIELD, Colo., November 5, 2015 (Globe Newswire) - Noodles & Company (NASDAQ: NDLS) today announced financial results for its third quarter ended September 29, 2015. The Company also announced the planned closure of 16 restaurants by the end of fiscal year 2015 as part of a strategic review of its real estate portfolio.
Key highlights for the third quarter of 2015 versus the same quarter a year ago include:

•	Total revenue increased 10.5% to $117.3 million from $106.2 million.

•	Comparable restaurant sales decreased 0.7% for company-owned restaurants, decreased 1.9% for franchise restaurants and decreased 0.9% system-side.

•	Restaurant contribution margin decreased to 15.2% from 18.4%.

•	16 new restaurants opened system-wide in the third quarter, including 13 company-owned and three franchise restaurants.

•	GAAP net income decreased to a net loss of $9.8 million from net income of $2.9 million. The Company recorded a $16.2 million pre-tax impairment charge related to 25 restaurants.

•	Adjusted net income(1) decreased to $0.1 million, from $3.0 million, and adjusted earnings per diluted share decreased to $0.00 from $0.10.

•	Adjusted EBITDA(1) decreased to $8.7 million from $12.1 million.

(1) Adjusted net income and adjusted EBITDA are non-GAAP measures. A reconciliation of GAAP net income to each of these measures is included in the accompanying financial data. See "Non-GAAP Financial Measures."

Kevin Reddy, Chairman and Chief Executive Officer of Noodles & Company, remarked, "The third quarter marked an important period as the Company is taking strong action to improve top line sales trends and improve shareholder returns. During the third quarter we began our media campaign in a few key markets and are seeing measurable improvement in their trendlines. This media investment supports our new 'Made.Different.' brand positioning, which we launched nationwide in early October. We feel this positioning captures the essence of what makes Noodles & Company such a powerful brand for our millions of guests and better connects the brand to millennial parents as we strive to build awareness, deepen our level of engagement and drive profitable sales in our restaurants."

Mr. Reddy continued, "We have also recently announced updates to our continued commitment to quality ingredients, including the removal of all artificial colors, flavors, preservatives, and sweeteners from our core menu, as well as our efforts to provide an entire selection of antibiotic- and hormone-free meat and poultry by 2017. Finally, we have now launched our Kids Meal nationwide, which has been very popular with guests and capitalizes on our strengths with families. While earnings were under significant pressure during the third quarter due to investment in these initiatives, as well as ongoing labor pressures, we are seeing signs of their effectiveness. Importantly, traffic is improving. Company comparable restaurant sales of -1.5% quarter-to-date in the fourth quarter are 80 basis points lower than our results from the third quarter, however we have also overlapped nearly 200 basis points of price from the prior year. While early, this is indicative that we are seeing momentum from our positioning and media efforts."

Mr. Reddy concluded, "As we increase our focus on our culinary, marketing and operational efforts, we have also completed a strategic review of our overall real estate portfolio. We anticipate the closure of 16 restaurants during the fourth quarter of 2015, an action which we feel will improve the Company's performance and better position us to grow the brand."

During the third quarter, the Company incurred a non-cash impairment charge of $16.2 million related to the impairment of 25 restaurants, several of which will be closing, as part of the Company's quarterly review process. The Company also estimates that it will incur, during the fourth quarter of 2015, additional pre-tax charges of approximately $5.0 million related to cash lease obligations, broker commissions and other direct costs associated with the closures, such as employee severance costs.

Third Quarter 2015 Financial Results

Total revenue increased $11.1 million in the third quarter of 2015, or 10.5%, to $117.3 million, compared to $106.2 million in the third quarter of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the third quarter of 2014 and the acquisition of four franchise restaurants during the past twelve months, offset by a modest decrease in sales at our company-owned comparable base restaurants.

Sixteen new restaurants opened system-wide in the third quarter of 2015, including 13 company-owned and three franchise restaurants. There were 488 restaurants at the end of the third quarter, comprised of 424 company-owned and 64 franchise restaurants. In the third quarter of 2015, comparable restaurant sales decreased 0.7% for company-owned restaurants, decreased 1.9% for franchise restaurants and decreased 0.9% system-wide.

Restaurant contribution margin decreased to 15.2% in the third quarter of 2015, compared with 18.4% in the third quarter of 2014. The decrease was primarily due to increased labor pressures, deleverage on lower average unit volumes and investments in marketing and operational initiatives.

The Company reported a GAAP net loss of $9.8 million in the third quarter of 2015, compared with GAAP net income of $2.9 million in the third quarter of 2014. In the third quarter of 2015, the Company recorded a $16.2 million pre-tax impairment charge related to 25 restaurants upon the Company's current assessment of their expected future cash flows relative to their asset base, based on recent results. Adjusted net income decreased to $0.1 million in the third quarter of 2015 from $3.0 million in the third quarter of 2014. Adjusted EBITDA decreased to $8.7 million in the third quarter of 2015 from $12.1 million in the third quarter of 2014.

First Three Quarters 2015 Financial Results

Total revenue increased $43.1 million in the first three quarters of 2015, or 14.6%, to $338.3 million, compared with $295.2 million in the first three quarters of 2014. This increase was the result of new restaurants opened system-wide since the beginning of the third quarter of 2014, the acquisition of 20 franchise restaurants in the last fifteen months and a modest increase in sales at our comparable base restaurants.

Forty-nine new restaurants opened system-wide in the first three quarters of 2015, including 37 company-owned and 12 franchise restaurants. In the first three quarters of 2015, comparable restaurant sales were flat for company-owned restaurants, declined 0.4% for franchise restaurants and were flat system-wide.

Restaurant contribution margin decreased to 16.7% in the first three quarters of 2015, compared with 18.8% in the first three quarters of 2014. The decrease was primarily due to deleverage on lower average unit volumes due to a higher mix of immature restaurants and increased labor pressures.

The Company reported a GAAP net loss of $9.5 million in the first three quarters of 2015, compared with GAAP net income of $7.9 million in the first three quarters of 2014. In the first three quarters of 2015, the Company recorded a $22.1 million pre-tax impairment charge related to 33 restaurants upon the Company's assessment of their expected future cash flows relative to their asset base, based on recent results. Adjusted net income decreased to $4.0 million from $8.0 million in the first three quarters of 2014. Adjusted EBITDA decreased to $30.2 million from $33.1 million in the first three quarters of 2014.

2015 Outlook

Based upon management's current assessment following third quarter results, the Company has revised guidance and currently expects the following for full year 2015:

•	Unit growth of between 49 and 51 company locations and between 15 and 17 franchise locations;

•	Total Revenue of approximately $455 million;

•	System-wide comparable restaurant sales growth of flat to slightly negative;

•	Restaurant level contribution margin of 15.5% to 16.0%;

•	Adjusted EBITDA of $37 to $40 million;

•	Adjusted diluted earnings per share of $0.13 to $0.15; and

•	An adjusted effective tax rate of between 38% and 39%.

Key Definitions:
Comparable Restaurant Sales represent year-over-year sales comparisons for restaurants open for at least 18 full periods.
Restaurant Contribution Margin represents restaurant revenue less restaurant operating costs, which are costs of sales, labor, occupancy and other restaurant operating costs.
Adjusted EBITDA represents net income before interest expense, provision for income taxes, restaurant impairment, asset disposals and closure costs, depreciation and amortization, stock-based compensation, management fees and other one-time expenses. Adjusted EBITDA is presented because: (i) management believes it is a useful measure for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairment, asset disposals and closure costs and (ii) management uses it internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare performance to that of competitors. See "Non-GAAP Financial Measures" below.
Adjusted Net Income represents net income plus various adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of special items that affect the comparability of results in past quarters and expected results in future quarters. See "Non-GAAP Financial Measures" below.
Conference Call
Noodles & Company will host a conference call to discuss its third quarter financial results on Thursday, November 5, 2015 at 8:30 AM Eastern Time.
The conference call can be accessed live over the phone by dialing (877) 303-1298 or for international callers by dialing (253) 237-1032. A replay will be available after the call and can be accessed by dialing (855) 859-2056 or for international callers by dialing (404) 537-3406; the passcode is 62898387. The replay will be available until Friday, November 20, 2015. The conference call will also be webcast live from the Company's corporate website at investor.noodles.com, under the "Events & Presentations" page. An archive of the webcast will be available at this location shortly after the call has concluded until Friday, November 20, 2015.
Non-GAAP Financial Measures
To supplement its consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company uses the following non-GAAP financial measures: adjusted EBITDA, adjusted net income and adjusted EPS (collectively the "non-GAAP financial measures"). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or to be superior to, the financial information prepared and presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and future prospects and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding the Company's performance excluding the impact of restaurant impairment costs, stock-based compensation expense associated with the vesting of stock options granted prior to the Company's IPO and the tax effect of such adjustments. The non-GAAP measures used by the Company in this press release may be different from the measures used by other companies.
For more information on the non-GAAP financial measures, please see the "Reconciliation of Non-GAAP Measurements to GAAP Results" tables in this press release. These accompanying tables have more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
About Noodles & Company
Founded in 1995, Noodles & Company is a fast-casual restaurant chain that serves classic noodle and pasta dishes from around the world with 488 locations system-wide in 35 states, the District of Columbia and one Canadian province as of September 29, 2015. Noodles & Company's globally inspired menu consists of more than 25 fresh, customizable noodle bowls, salads, soups and sandwiches that are prepared quickly using quality ingredients. From healthy to indulgent, spicy to comforting, the menu provides favorites for everyone from kids to adults. Popular dishes include the Med Salad with grilled chicken, spicy Indonesian Peanut Saute and creamy Wisconsin Mac & Cheese.

Forward-Looking Statements
This press release contains a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words, and variations of words, such as "believe," "estimate," "anticipate," "expect," "intend," "may," "will," "would" and similar expressions are intended to identify our forward-looking statements. Examples of forward-looking statements include all matters that are not historical facts, such as statements regarding 2015 guidance, including unit growth, total revenue, comparable restaurant sales growth, restaurant level contribution margin, adjusted EBITDA, adjusted diluted earnings per share and our expected adjusted effective tax rate; operating margins; new restaurant development; additional public company expenses; our target and adjusted net income and targeted restaurant openings. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the Company's forward-looking statements. These risks and uncertainties include: our ability to achieve and maintain increases in comparable restaurant sales and to successfully execute our growth strategy; the success of our marketing efforts; our ability to open new restaurants on schedule; current economic conditions; price and availability of commodities; changes in labor costs; consumer confidence and spending patterns; the assumptions used in the adjustment of interest expense and the adjustments for certain incremental legal, accounting, insurance and other compliance costs used in the calculation of adjusted net income; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of prices and the success of our catering offerings); consumer reactions to public health issues and perceptions of food safety; seasonal factors; and weather.  For additional information on these and other factors that could affect the Company's forward-looking statements, see the Company's risk factors, as they may be amended from time to time, set forth in its filings with the SEC, included in our Annual Report on Form 10-K for the fiscal year ended December 30, 2014 filed on February 24, 2015. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as may be required by applicable law or regulation.

Noodles & Company
Consolidated Statements of Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 29, 2015	September 30, 2014	September 29, 2015	September 30, 2014
Revenue:
Restaurant revenue	$116,151	$105,143	$334,767	$291,789
Franchising royalties and fees	1,177	1,073	3,555	3,406
Total revenue	117,328	106,216	338,322	295,195
Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	30,941	28,359	88,616	78,533
Labor	37,687	31,884	105,865	88,410
Occupancy	12,911	11,004	37,609	31,114
Other restaurant operating costs	17,003	14,532	46,878	38,981
General and administrative	9,384	7,545	27,034	22,806
Depreciation and amortization	7,117	6,454	20,959	17,969
Pre-opening	1,108	1,142	3,150	3,282
Restaurant impairment, asset disposals and closure costs	16,479	251	22,815	658
Total costs and expenses	132,630	101,171	352,926	281,753
(Loss) income from operations	(15,302)	5,045	(14,604)	13,442
Interest expense	391	112	818	168
(Loss) income before income taxes	(15,693)	4,933	(15,422)	13,274
(Benefit) provision for income taxes	(5,872)	1,990	(5,911)	5,380
Net (loss) income	$(9,821)	$2,943	$(9,511)	$7,894
(Loss) earnings per share of Class A and Class B common stock, combined:
Basic	$(0.35)	$0.10	$(0.32)	$0.27
Diluted	$(0.35)	$0.10	$(0.32)	$0.25
Weighted average shares of Class A and Class B common stock outstanding, combined:
Basic	28,253,859	29,757,820	29,349,061	29,689,342
Diluted	28,253,859	30,893,904	29,349,061	31,042,443

Noodles & Company
Consolidated Statements of Income as a Percentage of Revenue
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 29, 2015	September 30, 2014	September 29, 2015	September 30, 2014
Revenue:
Restaurant revenue	99.0%	99.0%	98.9%	98.8%
Franchising royalties and fees	1.0	1.0	1.1	1.2
Total revenue	100.0	100.0	100.0	100.0
Costs and Expenses:
Restaurant Operating Costs (exclusive of depreciation and amortization shown separately below): (1)
Cost of sales	26.6	27.0	26.5	26.9
Labor	32.4	30.3	31.6	30.3
Occupancy	11.1	10.5	11.2	10.7
Other restaurant operating costs	14.6	13.8	14.0	13.4
General and administrative	8.0	7.1	8.0	7.7
Depreciation and amortization	6.1	6.1	6.2	6.1
Pre-opening	0.9	1.1	0.9	1.1
Restaurant impairment, asset disposals and closure costs	14.0	0.2	6.7	0.2
Total costs and expenses	113.1	95.2	104.3	95.4
(Loss) income from operations	(13.1)	4.8	(4.3)	4.6
Interest expense	0.3	0.1	0.2	0.1
(Loss) income before income taxes	(13.4)	4.7	(4.5)	4.5
(Benefit) provision for income taxes	(5.0)	1.9	(1.7)	1.8
Net (loss) income	(8.4)%	2.8%	(2.8)%	2.7%
_______________________

(1)	As a percentage of restaurant revenue.

Noodles & Company
Consolidated Selected Balance Sheet Data and Selected Operating Data
(in thousands, except restaurant activity and comparable restaurant sales, unaudited)

	As of
	September 29, 2015	December 30, 2014
Balance Sheet Data
Total current assets	$24,098	$22,776
Total assets	234,180	238,903
Total current liabilities	32,250	25,831
Total long-term debt	60,404	27,500
Total liabilities	136,680	98,788
Total stockholders' equity	97,500	140,115

	Fiscal Quarter Ended
	September 29, 2015	June 30, 2015	March 31, 2015	December 30, 2014	September 30, 2014
Selected Operating Data
Restaurant Activity:
Company-owned restaurants at end of period	424	411	399	386	370
Franchise restaurants at end of period	64	61	56	53	55
Revenue Data:
Company-owned average unit volumes	$1,111	$1,123	$1,136	$1,147	$1,152
Franchise average unit volumes	$1,128	$1,138	$1,134	$1,131	$1,130
Company-owned comparable restaurant sales	(0.7)%	0.1%	0.8%	1.3%	1.6%
Franchise comparable restaurant sales	(1.9)%	(0.5)%	1.4%	1.5%	2.0%
System-wide comparable restaurant sales	(0.9)%	—%	0.9%	1.3%	1.7%

Reconciliations of Non-GAAP Measurements to GAAP Results

Noodles & Company
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(in thousands, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 29, 2015	September 30, 2014	September 29, 2015	September 30, 2014
	(in thousands, unaudited)
Net (loss) income	$(9,821)	$2,943	$(9,511)	$7,894
Depreciation and amortization	7,117	6,454	20,959	17,969
Interest expense	391	112	818	168
(Benefit) provision for income taxes	(5,872)	1,990	(5,911)	5,380
EBITDA	$(8,185)	$11,499	$6,355	$31,411
Restaurant impairment, asset disposals and closure costs	16,479	251	22,815	658
Stock-based compensation expense	411	357	1,036	1,028
Adjusted EBITDA	$8,705	$12,107	$30,206	$33,097
______________________________
EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies. These measures are presented because we believe that investors' understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations.
EBITDA is calculated as net income before interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table above.
EBITDA and adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash charges such as depreciation and amortization expenses and restaurant impairment, asset disposals and closure costs and (ii) we use adjusted EBITDA internally as a benchmark for certain of our cash incentive plans and to evaluate our operating performance or compare our performance to that of our competitors. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structures and cost of capital (which affect interest expense and income tax rates) and differences in book depreciation of property, plant and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management believes that adjusted EBITDA facilitates company-to-company comparisons within our industry by eliminating some of these foregoing variations. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items.

Noodles & Company
Reconciliation of Net Income to Adjusted Net Income
(in thousands, except share and per share data, unaudited)

	Fiscal Quarter Ended		Three Fiscal Quarters Ended
	September 29, 2015	September 30, 2014	September 29, 2015	September 30, 2014
	(in thousands, unaudited)
Net (loss) income	$(9,821)	$2,943	$(9,511)	$7,894
Restaurant impairment costs (a)	16,186	—	22,093	—
Transaction costs (b)	—	58	—	58
Stock-based compensation expense (c)	—	—	—	147
Tax effect of adjustments (d)	(6,267)	(24)	(8,555)	(83)
Adjusted net income	$98	$2,977	$4,027	$8,016

Adjusted earnings per Class A and Class B common stock, combined
Basic	$—	$0.10	$0.14	$0.27
Diluted	$—	$0.10	$0.14	$0.26
Weighted average Class A and Class B common stock outstanding, combined (e)
Basic	28,253,859	29,757,820	29,349,061	29,689,342
Diluted	28,754,193	30,893,904	30,127,061	31,042,443
_____________________________
Adjusted net income is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. We define adjusted net income as net income plus the impact of adjustments and the tax effects of these adjustments. Adjusted net income is presented because management believes it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net income as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted net income should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

(a)
Reflects the adjustment to eliminate the impact of impairing 25 restaurants in the third quarter ended September 29, 2015 and 33 restaurants in the three fiscal quarters ended September 29, 2015. These expenses are included in the "Restaurant impairment, asset disposals and closure costs" line in the Consolidated Statements of Income.

(b)	Transaction-related expenses reflect costs incurred from the purchase of 16 franchise locations.

(c)	Reflects the annual vesting of the options granted to the Chief Executive Officer and President and Chief Operating Officer prior to our IPO.

(d)	Reflects the tax expense associated with the adjustment in (a) through (c) above.

(e)	Adjusted per share amounts are calculated by dividing adjusted net income by the adjusted basic and diluted weighted average shares outstanding.